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                                  Exhibit 7.3
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                                 April 25, 1995





Smith Barney, Inc.
388 Greenwich Street
New York, N.Y.  10012



         Re:     Turkey Vulture Fund XIII, Ltd.


Dear Sirs:

         The undersigned, Richard M. Osborne, hereby irrevocably and in accordance with the terms of the letter agreement dated April 25, 1995, guarantees the prompt and complete payment and performance when due, of all obligations and liabilities of The Turkey Vulture Fund XIII, Ltd. account number 224-43061-1-0-005 at Smith Barney, Inc. in connection with all transactions and positions now or hereafter existing in said account.

         This is a continuing guarantee of payment and shall remain in full force and effect until all obligations of Turkey Vulture Fund XIII, Ltd. under the Client Agreement and letter agreement dated April 25, 1995 have been satisfied.

         This guaranty shall bind the heirs, successors and assigns of Guarantor. Guarantor shall not assign this guaranty without the prior written consent of Smith Barney, Inc.

          This guaranty, shall be governed by and construed in accordance with the laws of the State of New York.



                                                        Very truly yours,

                                                        /s/ Richard M. Osborne

                                                        Richard M. Osborne